Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-28121 and 333-145599 on Form S-8, of our report dated June 17, 2011 relating to the financial statements and financial statement schedule of the 401(k) Savings Plan of Fiserv, Inc. and Its Participating Subsidiaries, included in this Annual Report on Form 11-K of the 401(k) Savings Plan of Fiserv, Inc. and Its Participating Subsidiaries for the years ended December 31, 2010 and 2009.

/s/ Wipfli LLP

Milwaukee, Wisconsin

June 17, 2011